As filed with the Securities and Exchange Commission on May 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chubb Limited

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	98-0091805
(State or other jurisdiction of Incorporation or Organization)	(IRS employer identification no.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices, including zip code)

Chubb Limited Employee Stock Purchase Plan

(Full Title of Plan)

Christopher J. Kearns

Deputy General Counsel

Chubb Limited

1133 Avenue of the Americas

New York, New York 10036

+1 212-827-4400

(Name, address, including zip code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value CHF 24.15 per share, under the Chubb Limited Employee Stock Purchase Plan	2,000,000	$139.31	$278,620,000	$32,293

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares of Chubb Limited (“Common Shares”) which may become issuable pursuant to the anti-dilution provisions of the Chubb Limited Employee Stock Purchase Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of Common Shares as reported on the New York Stock Exchange on May 22, 2017.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of Chubb Limited’s (“Chubb” or the “Registrant”) Registration Statements on Form S-8, File Nos. 333-182062, 333-134504 and 333-1404 (the “Prior Registration Statements”), are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. This Registration Statement covers 2,000,000 Common Shares which, together with the 4,500,000 Common Shares (after giving effect to the Registrant’s stock split) being carried forward from the Prior Registration Statements and upon which a fee has previously been paid, constitute the 6,500,000 Common Shares registered for issuance under the Chubb Limited Employee Stock Purchase Plan.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Chubb Limited Employee Stock Purchase Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 4, 2017;

(c) The Registrant’s Current Report on Form 8-K filed May 19, 2017; and

(d) The description of Common Shares included in the Registration Statement on Form 8-A/A dated August 28, 2008 filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) (incorporating the description of Common Shares included in the Registration Statement on Form S-4/A (No. 333-150367) filed on May 29, 2008 pursuant to the Securities Act under the captions “Proposal No. 5: APPROVAL OF THE CONTINUATION—Description of Share Capital” and “—Borrowing-Issuance of Debt Securities”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

It is generally permissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he or she is confronted with during his or her term of office, save for gross negligence, willful intent, contradictory action with regard to legitimate instructions, or in respect of the violation of certain corporate law duties. Swiss law permits the Registrant or each board member or officer individually to purchase and maintain insurance for directors and officers. The coverage of such insurance depends on the individual insurance policy.

The Chubb board members as well as the officers of Chubb are jointly and severally liable to Chubb, the shareholders and the creditors for damage caused by violation of their duties.

A resolution passed at the shareholders’ meeting discharging the members of the Chubb board and management for statutory liability covers only matters that have been disclosed to the shareholders’ meeting and is binding only upon Chubb and upon shareholders that have approved the resolution. The right of the remaining shareholders to claim damages on behalf of the Registrant expires six months after such resolution has been passed.

Chubb’s articles of association provide that Chubb will indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Chubb board and officers out of Chubb’s assets from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of Chubb; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Without limiting the foregoing, Chubb shall advance court costs and attorney’s fees to the members of the Chubb board and officers, except in cases where Chubb itself is the plaintiff. Chubb may however recover such advanced cost if a court holds that the Chubb board or the officer in question has breached relevant duties.

Chubb has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements are in furtherance of Chubb’s articles of association, which require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law as well as New York Stock Exchange and Securities and Exchange Commission regulations. The indemnification agreements provide for indemnification arising out of specified indemnifiable events and provide for advancement of expenses. The indemnification agreements set forth procedures relating to indemnification claims.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors and officers. Chubb maintains directors’ and officers’ insurance for its directors and officers. Directors and officers of Chubb are provided with indemnification against certain liabilities pursuant to a directors’ and officers’ liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of Chubb, or any other matter claimed against them by reason of their being directors or officers of Chubb. Certain of Chubb’s directors may also be provided by their employer with indemnification against certain liabilities incurred as directors of Chubb.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Index to Exhibits filed as part of this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Each person whose signature appears below constitutes and appoints Evan G. Greenberg, Philip V. Bancroft and Joseph F. Wayland, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on May 25, 2017.

Chubb Limited

By	/s/ Philip V. Bancroft
	Name:	Philip V. Bancroft
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 25, 2017.

Signature	Title

/s/ Evan G. Greenberg Evan G. Greenberg	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Philip V. Bancroft Philip V. Bancroft	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Paul B. Medini Paul B. Medini	Chief Accounting Officer (Principal Accounting Officer)

/s/ Michael G. Atieh Michael G. Atieh	Director

/s/ Sheila P. Burke Sheila P. Burke	Director

/s/ James I. Cash James I. Cash	Director

/s/ Mary Cirillo Mary Cirillo	Director

/s/ Michael P. Connors Michael P. Connors	Director

/s/ John A. Edwardson John A. Edwardson	Director

/s/ Robert M. Hernandez Robert M. Hernandez	Director

/s/ Leo F. Mullin Leo F. Mullin	Director

/s/ Kimberly A. Ross Kimberly A. Ross	Director

/s/ Robert W. Scully Robert W. Scully	Director

/s/ Eugene B. Shanks, Jr. Eugene B. Shanks, Jr.	Director

/s/ Theodore E. Shasta Theodore E. Shasta	Director

/s/ David H. Sidwell David H. Sidwell	Director

/s/ Olivier Steimer Olivier Steimer	Director

/s/ James M. Zimmerman James M. Zimmerman	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned as the duly authorized representative of Chubb Limited in the United States.

/s/ Philip V. Bancroft
Name: Philip V. Bancroft

May 25, 2017

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Articles of Association of Chubb Limited, as amended and restated (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2016)

4.2	Organizational Regulations of Chubb Limited, as amended and restated (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 21, 2016)

4.3	Specimen certificate representing Common Shares (Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on July 18, 2008)

4.4	Chubb Limited Employee Stock Purchase Plan, as amended and restated

5.1	Opinion of Bär & Karrer AG

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Bär & Karrer AG (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature pages)